Exhibit 1.01

Magnachip Semiconductor Corporation

Conflict Minerals Report

For the reporting period from January 1, 2023 to December 31, 2023

This Conflict Minerals Report (this “Report”) of Magnachip Semiconductor Corporation (including its consolidated subsidiaries, the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2023 to December 31, 2023 (the “Reporting Period”).

Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to the Company’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other matters, the Company’s customers’ requirements to use certain suppliers, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to implement improvements in its conflict minerals program and the Company’s ability to identify and mitigate related risks in its supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed.

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Form SD (collectively, the “Covered Countries”).

The Company’s business is currently conducted through its standard products business, which consists of two business lines: one is the Mixed-Signal Solutions (“MSS”) business line, which comprises the display integrated circuit (“IC”) and power IC businesses that are fabless, and the other is the Power Analog Solutions (“PAS”) business line, which comprises the power discrete business which is an integrated device manufacturing (“IDM”) business.1

The Company’s MSS business line consist of display IC and power IC businesses. The Company’s display IC products provide flat panel display solutions to major suppliers of large and small flat panel displays. These products include source and gate drivers and timing controllers that cover flat panel displays used in an array of applications, applied with liquid crystal display (“LCD”), organic light emitting diodes (“OLEDs”) or micro light emitting diode (“Micro LED”). Since 2007, the Company has designed and manufactured OLED display driver IC products. The Company’s current portfolio of OLED solutions address various resolutions, ranging from High Definition (“HD”) to Ultra High Definition (“UHD”), for a wide range of applications, including smartphones, televisions, automotive applications, and IT applications, such as monitors, notebook personal computers (“PCs”) and tablet PCs, as well as augmented reality and virtual reality devices (“AR/VRs”). The Company’s power IC products provide power IC solutions to major television suppliers and large panel display suppliers. These products include alternating current to direct current and direct current to direct current (“AC-DC/DC-DC”) converters, LED drivers, regulators, power management integrated circuits (“PMICs”) and level shifter for a range of devices, including televisions, wearable devices, notebooks, tablet PCs and others consumer electronics, as well as automotive applications.

[1]

On May 30, 2023, the Company announced a plan to regroup the business lines in its standard products business, originally grouped as Display Solutions and Power Solutions business lines, into the MSS and the PAS business lines to better align its product strategies (the “Reorganization”). On January 10, 2024, the Company transferred the MSS business line into a newly formed Korean limited liability company named “Magnachip Mixed-Signal, Ltd.” Currently, the MSS business line is primarily operated by Magnachip Mixed-Signal, Ltd., and the PAS business line is primarily operated by Magnachip Semiconductor, Ltd., the Company’s already existing Korean operating company. Both companies are indirect wholly owned subsidiaries of the Company.

The Company’s PAS business line produces power management semiconductor products, including power discrete solutions for power management in communication, consumer, computing, servers, automotive and industrial applications. These products include metal oxide semiconductor field effect transistors (“MOSFETs”) and insulated-gate bipolar transistors (“IGBTs”) for a range of devices, including televisions, smartphones, mobile phones, wearable devices, desktop PCs, notebook PCs, tablet PCs, other consumer electronics, as well as automotive and industrial applications such as power suppliers, e-bikes, solar inverters, LED lighting and motor drives.

The Company’s operations during the Reporting Period may have at times manufactured, or contracted to manufacture, products, including the products listed above, for which conflict minerals are necessary to the functionality or production of those products (collectively, the “products”).

As required by Form SD, the Company has conducted a good faith RCOI regarding the conflict minerals included in such products during the Reporting Period (the “Subject Minerals”) to determine whether any such Subject Minerals originated in the Covered Countries and/or whether any of the Subject Minerals were from recycled or scrap sources. Where applicable, the Company has conducted additional due diligence regarding the sources of the Subject Minerals. The results of the Company’s RCOI regarding the Subject Minerals, as well as the Company’s additional due diligence regarding the sources of such Subject Minerals, are contained in this Report, which is publicly available at https://www.magnachip.com/about-us/corporate-responsibility/environmental/. The content on, or accessible through, any website referred to in this Report is not incorporated by reference into this Report unless expressly noted.

1. RCOI and Due Diligence Process.

The Company has conducted a good faith RCOI regarding the Subject Minerals. This good faith RCOI was reasonably designed to determine whether any of the Subject Minerals originated in the Covered Countries and whether any of the Subject Minerals may be from recycled or scrap sources, in accordance with Form SD and related guidance provided by the Securities and Exchange Commission (the “SEC”). The Company also exercised due diligence on the source of the Subject Minerals. The Company’s due diligence measures have been designed to follow the framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”).

RCOI

The Company’s global supply chain is complex. In the course of its business operations, the Company may purchase materials and components containing conflict minerals. These materials and components may, in turn, be included in the Company’s products or products manufactured by the Company. Because the Company does not purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its suppliers and outsourcing manufacturers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the OECD Guidelines and related guidance provided by the SEC, the Company worked with its suppliers and outsourcing manufacturers to identify, where possible, the smelters and countries of origin of the Subject Minerals.

During the Reporting Period, the Company worked to identify its Tier 1 suppliers and outsourcing manufacturers that it believed could potentially provide materials or components containing Subject Minerals (collectively, the “Covered Suppliers”) as part of its RCOI. The Company focused on its suppliers providing materials or components for products that the Company identified as containing Subject Minerals and all of its outsourcing manufacturers. During the Reporting Period, the Company asked the Covered Suppliers to complete and return the Conflict Minerals Reporting Template (“CMRT”) that was developed by the Responsible Minerals Initiative (formerly the Conflict-Free Sourcing Initiative) (the “RMI”). The RMI was founded by the Responsible Business Alliance (“RBA”) (formerly the Electronic Industry Citizenship Coalition) and the Global e-Sustainability Initiative (“GeSI”) and has grown into a multi-industry initiative addressing conflict mineral issues in the supply chain. The CMRT is a widely-used standard form to collect information through the supply chain, including the names of smelters and refiners of conflict minerals. The RMI’s Responsible Minerals Assurance Process (formerly the Conflict-Free Smelter Program) (the “RMAP”) sponsors independent third-party audits of smelters and refiners of conflict minerals which determine the country of origin of minerals processed through those smelters and refiners.

Using a risk-based approach, the Company evaluated responses from the Covered Suppliers for plausibility, consistency, and gaps both in terms of which materials or components were stated to contain or not contain Subject Minerals, as well as the origin of those Subject Minerals.

The Company obtained representations from all of its Covered Suppliers, including completed CMRTs indicating the facilities at which the Subject Minerals were processed. Based on the information obtained pursuant to the RCOI process described above, however, the Company does not have sufficient information with respect to the Reporting Period to determine with specificity the country of origin of the Subject Minerals contained in the products. The Company’s RCOI procedures are an evolving process. See “Additional Due Diligence and Risk Mitigation” below for additional detail.

Due Diligence

The Company’s due diligence process is designed to follow the OECD Guidelines. Due diligence measures undertaken by the Company during the Reporting Period included the following:

Establish Strong Company Management Systems

Internal Team to Support Supply Chain Due Diligence.

The Company has an internal team, consisting of members from its supply management and legal departments, to manage conflict minerals engagement with its suppliers and outsourcing manufacturers. This team is charged with overseeing and driving conflict minerals compliance. This team also works with the Company’s other employees to provide training and guidance, receive and track responses and facilitate communication between departments with respect to compliance with the SEC’s reporting requirements regarding conflict minerals.

Internal Policy Developed to Establish Expectations of Suppliers.

The Company has adopted and published a position statement establishing the expectations of its suppliers and outsourcing manufacturers to responsibly source products on a conflict-free basis. The position statement can be found on the Company’s website at https://www.magnachip.com/about-us/corporate-responsibility/ethics-compliance/. The Company’s position statement will be periodically reviewed and updated as needed. The Company’s internal conflict minerals team also continually evaluates its supply agreements and purchasing procedures to determine whether additional contractual or other means of implementing the Company’s policy should be adopted as described below under “Additional Due Diligence and Risk Mitigation.”

Identify and Assess Risks in the Supply Chain

The Company continues to assess its supply chain risks and work with its suppliers and outsourcing manufacturers in developing greater supply chain transparency.

Design and Implement a Strategy to Respond to Identified Risks

The Company is committed to maintaining high standards of corporate responsibility through its compliance with Form SD. As required by Form SD, the Company is reporting the findings of its RCOI and additional due diligence measures through the preparation of this Report. The Company’s internal team that manages conflict minerals engagement with the Company’s suppliers and outsourcing manufacturers also works to address any significant due diligence findings as they arise.

Carry Out Independent Third-Party Audit of Smelter’s / Refiner’s Due Diligence Practices

Where possible, the Company has relied on third party assurances and certifications. For example, the Company accepts as reliable any smelter that is a member of the RMAP (referred to collectively as “Members”).

Report Annually on Supply Chain Due Diligence

This Report is publicly available at https://www.magnachip.com/about-us/corporate-responsibility/environmental/ and meets the OECD recommendation to report annually on supply chain due diligence.

2. Due Diligence Results.

Based solely on the information obtained pursuant to its RCOI and due diligence process described above, including review of CMRTs completed by the Covered Suppliers in 2023, the Company’s Covered Suppliers reported that all of them solely used Members for the Company’s products. However, the Company does not have sufficient information, with respect to the Reporting Period, to determine the known country of origin of the Subject Minerals because certain of the Covered Suppliers did not provide country of origin information for several smelters and refiners that those Covered Suppliers identified as being Members. Therefore, the Company is not able to determine that the Subject Minerals in the Company’s products came from recycled or scrap sources or did not come from the Covered Countries.

Any Covered Supplier’s failure to identify a specific facility/smelter and/or country of origin with respect to the Company’s products at any point in its supply chain will drive an equivalent response for the Company and, therefore, the Company is unable to report a complete list of facilities/smelters and/or countries of origin for the Subject Minerals at this time. The Company has, however, included in this Report a list of facilities that may have been used to process the Subject Minerals in the Company’s products as reported by the Covered Suppliers in their completed CMRTs, as noted in “Facilities Used to Process Subject Minerals and Country of Origin” below.

The Company expects to continue to implement and refine its conflict minerals program to improve its supply chain transparency by seeking more accurate and more complete information from its suppliers and outsourcing manufacturers. See “Additional Due Diligence and Risk Mitigation” below for additional details.

3. Additional Due Diligence and Risk Mitigation.

The Company expects to take the following steps, among others, to improve its RCOI process and due diligence measures:

Additional Terms and Conditions / Supplier Code of Conduct

Within the Company’s supplier relationships, the Company seeks to manage its sourcing processes ethically, and to hold the Company, its suppliers, and its outsourcing manufacturers to high standards of behavior. This means that the Company is committed to working with its suppliers and outsourcing manufacturers to encourage responsible practices throughout the supply network. The Company continually works to strengthen its commitment to the responsible sourcing of conflict minerals by using the Company’s purchasing power and relationships to influence its suppliers and outsourcing manufacturers, and evaluating the use of specific terms and conditions in certain supply agreements and purchase orders. For example, the Company includes in its purchase order form a request that the supplier declare that all products supplied to the Company do not contain Subject Minerals that originate from the Covered Countries and that the supplier does not use smelters that have not been validated to be conflict free. The Company has also required certifications from its suppliers and outsourcing manufacturers that they will adhere to the Company’s conflict minerals policy and assist in its reporting requirements. The Company expects to continue to refine, develop and implement specific terms, conditions and expectations with its suppliers and outsourcing manufacturers that require, among other matters, that no materials or components supplied or manufactured on behalf of the Company contain any conflict minerals that directly or indirectly finance any armed group that has been identified as a perpetrator of human rights abuses.

Continuous Improvement of Supply Chain Due Diligence

The Company continually seeks to improve its supply chain due diligence efforts. Such measures may include, but are not limited to:

•	assessing the presence of conflict minerals in its supply chain;

•	clearly communicating expectations with regard to transparency of supplier sourcing of conflict minerals;

•	increasing the detail and transparency of responses received in its RCOI and due diligence process, including by continuing to request that suppliers provide CMRTs twice a year;

•	continuing to compare RCOI and due diligence results to information collected via independent conflict free smelter validation programs such as the RMAP; and

•

contacting suppliers and outsourcing manufacturers regarding smelters identified as a result of its RCOI and due diligence process and request their participation in obtaining a “conflict free” designation from an industry program such as the RMAP.

4. Facilities Used to Process Subject Minerals and Country of Origin.

Based on the information obtained pursuant to its RCOI and due diligence process described above, the Company does not have sufficient information, with respect to the Reporting Period, to determine the known country of origin of the Subject Minerals, or whether the Subject Minerals in its products are from recycled or scrap sources, for the reasons described above under “Due Diligence Results.” Based on the information provided by the Covered Suppliers in their completed CMRTs, however, the Company believes that facilities that may have been used to process the Subject Minerals in the Company’s products during the Reporting Period include the following smelters and refiners.

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Asahi Pretec Corp.	Japan
Gold	Heraeus Ltd. Hong Kong	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nihon Material Co., Ltd.	Japan
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/A The Perth Mint)	Australia
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIX GmbH	Germany
Tantalum	Materion Newton Inc.	United States of America
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Jiangxi Tuohong New Raw Material	China
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Alpha	United States of America
Tin	Dowa	Japan
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States of America
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Thaisarco	Thailand
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Metallo Belgium N.V.	Belgium
Tin	PT Menara Cipta Mulia	Indonesia
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Tin Technology & Refining	United States of America
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States of America